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        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                      2001    2000     1999     1998    1997
          FOR THE YEARS ENDED DECEMBER 31             ----    -----    -----    ----    ----
(In millions)
Income (loss) from continuing operations............  $165    $ 113    $(112)   $ 82    $106
Add
  Interest..........................................   107      134      146     133     124
  Portion of rentals representative of interest
     factor.........................................    14       15       18      12      12
  Preferred stock dividend requirements of
     majority-owned subsidiaries....................    --       --       --       1      --
  Income expense (benefit) and other taxes on
     income.........................................   118       91      (47)     67      75
  Amortization of interest capitalized..............     1       --       --      --      --
                                                      ----    -----    -----    ----    ----
  Earnings as defined...............................  $405    $ 353    $   5    $295    $317
                                                      ====    =====    =====    ====    ====
Interest............................................  $107    $ 134    $ 146    $133    $124
Interest capitalized................................     4        5       --       1       1
Portion of rentals representative of interest
  factor............................................    14       15       18      12      12
Preferred stock dividend requirements of
  majority-owned subsidiaries on a pretax basis.....    --       --       --       2      --
                                                      ----    -----    -----    ----    ----
Fixed charges as defined............................  $125    $ 154    $ 164    $148    $137
                                                      ====    =====    =====    ====    ====
Ratio of earnings to fixed charges..................  3.24     2.29     (a)     1.99    2.31
                                                      ====    =====    =====    ====    ====

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(a) In 1999, earnings were inadequate to cover fixed charges by $159 million.